Filed pursuant to Rule 433

Registration No. 333-238461

July 20, 2021

Final Term Sheet
EUR 1,000,000,000 0.125% Global Bonds due 2023

To be fungible and form a single series with

KfW’s EUR 5,000,000,000 0.125% Global Bonds due 2023

issued on November 5, 2018

Terms:
Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	EUR 1,000,000,000
Denomination:	EUR 1,000
Maturity:	November 7, 2023
Redemption Amount:	100%
Interest Rate:	0.125% per annum, payable annually in arrears
Date of Pricing:	July 20, 2021
Closing Date:	July 27, 2021
Interest Payment Dates:	November 7 in each year
First Interest Payment Date:	November 7, 2021 (for interest accrued from, and including, November 7, 2020 to, but excluding, November 7, 2021)
Accrued Interest:	In the aggregate amount of EUR 897,260.27 from, and including, November 7, 2020 to, but excluding, July 27, 2021 (for aggregate principal amount of EUR 1,000,000,000)
Currency of Payments:	EUR
Price to Public/Issue Price:	101.69%, plus Accrued Interest
Underwriting Commissions:	None
Proceeds to Issuer:	101.69%, plus Accrued Interest
Format:	SEC-registered global bonds
Listing:	Frankfurt Stock Exchange (regulated market)
Business Day:	Frankfurt
Business Day Convention:	Following, unadjusted
Day Count Fraction:	Actual/Actual ICMA
Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed
Cross-Default:	None
Clearing System:	CBF (CBL, Euroclear)
Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A2LQSJ0
Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings
Managers:	Commerzbank Aktiengesellschaft Goldman Sachs Bank Europe SE
Stabilization Manager:	Commerzbank Aktiengesellschaft
Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312520205388/d889057d424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312520205348/d889037d424b3.htm. Alternatively, Commerzbank Aktiengesellschaft will arrange to send you the prospectus, which you may request by calling toll-free +1-800-233-9164.

Notice by Commerzbank Aktiengesellschaft and Goldman Sachs Bank Europe SE to Distributors regarding MiFID II Product Governance

Commerzbank Aktiengesellschaft and Goldman Sachs Bank Europe SE (the “EU Manufacturers”) acting in their capacity as manufacturers of the bonds in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturers in respect of the bonds in accordance with the product governance rules under MiFID II has led the EU Manufacturers to the conclusion that: (i) the target market for the bonds is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the bonds are appropriate. Any distributor should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the EU Manufacturers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

Notice by Goldman Sachs Bank Europe SE to Distributors regarding UK MiFIR Product Governance

Goldman Sachs Bank Europe SE (the “UK Manufacturer”) acting in its capacity as manufacturer of the bonds for the purposes of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) hereby informs prospective distributors for the purpose of the UK MiFIR Product Governance Rules that the target market assessment made by the UK Manufacturer in respect of the bonds in accordance with the UK MiFIR Product Governance Rules has led the UK Manufacturer to the conclusion that: (i) the target market for the bonds is eligible counterparties, professional clients and retail clients, each as defined in Regulation 600/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the bonds are appropriate. Any distributor should take into consideration the target market assessment of the UK Manufacturer; however, a distributor subject to UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the target market assessment of the UK Manufacturer), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.